Exhibit 99.2

About, Inc.

The accompanying notes are an integral part of the Consolidated Financial Statements.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of IAC/InterActiveCorp

We have audited the accompanying consolidated balance sheet of About, Inc. (the "Company") as of December 25, 2011, and the related consolidated statement of operations, shareholder's equity, and cash flows for the fiscal year ended December 25, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of About, Inc. at December 25, 2011, and the consolidated results of its operations and its cash flows for the fiscal year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ERNST & YOUNG LLP
New York, New York
December 4, 2012

ABOUT, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 25, 2011
(In thousands)
Revenues
Advertising	$105,135
Other	5,691
Total revenues	110,826
Operating costs
Production costs	37,512
Selling, general and administrative costs	19,398
Depreciation and amortization	10,565
Impairment of assets	3,116
Income before income taxes	40,235
Income tax expense	14,787
Net income	$25,448
The accompanying notes are an integral part of the Consolidated Financial Statements.

ABOUT, INC.
CONSOLIDATED BALANCE SHEET

December 25, 2011
(In thousands)
Assets
Current assets
Cash	$5,499
Accounts receivable (net of allowance of $138)	14,368
Prepaid expenses	1,169
Other current assets	369
Total current assets	21,405
Other Assets
Property and equipment:
Equipment and furniture	7,298
Leasehold improvements	580
Assets in progress	18
Total, at cost	7,896
Less: accumulated depreciation and amortization	(6,133)
Property and equipment, net	1,763
Intangible assets acquired:
Goodwill	367,276
Other intangible assets acquired (less accumulated amortization of $58,937)	17,210
Total intangible assets acquired	384,486
Miscellaneous assets	9,909
Total assets	$417,563
Liabilities and shareholder's equity
Current liabilities
Accounts payable	$4,235
Accrued compensation and other related liabilities	2,404
Accrued expenses	838
Total current liabilities	7,477
Deferred income taxes	48,199
Other liabilities	287

Commitments and contingencies

Shareholder's equity
Parent company investment	361,600
Total shareholder's equity	361,600
Total liabilities and shareholder's equity	$417,563

The accompanying notes are an integral part of the Consolidated Financial Statements.

ABOUT, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

Total Shareholder's Equity
(In thousands)
Balance as of December 26, 2010	$378,402
Net income for the year ended December 25, 2011	25,448
Net decrease in Parent company investment	(42,250)
Balance as of December 25, 2011	$361,600
The accompanying notes are an integral part of the Consolidated Financial Statements.

ABOUT, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 25, 2011
(In thousands)
Cash flows from operating activities
Net income	$25,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,565
Impairment of assets	3,116
Deferred income taxes	5,892
Other—net	(1,935)
Changes in operating assets and liabilities:
Accounts receivable	4,270
Other assets	(1,111)
Accounts payable and other liabilities	(1,277)
Net cash provided by operating activities	44,968
Cash flows from investing activities
Capital expenditures	(3,579)
Proceeds from the sale of assets	4,597
Net cash provided by investing activities	1,018
Cash flows from financing activities
Net transfers to the Parent company	(42,250)
Net cash used in financing activities	(42,250)
Net increase in cash	3,736
Cash at the beginning of the year	1,763
Cash at the end of the year	$5,499
Supplemental disclosure of cash flow information
Cash paid for income taxes, including amounts paid to The New York Times Company for About, Inc.'s share of The New York Times Company consolidated tax liabilities and amounts paid by The New York Times Company on About, Inc.'s behalf for separate return liabilities	$8,895
The accompanying notes are an integral part of the Consolidated Financial Statements.

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION
Acquisition by IAC/InterActiveCorp
On September 24, 2012, IAC/InterActiveCorp ("IAC") completed the acquisition of 100% of About, Inc., consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses (collectively, the "Company," "The About Group," "we," "our" or "us") from The New York Times Company (the "Parent" company).
Nature of Operations
About.com focuses on delivering at scale high-quality, expert content on everyday topics that is personally relevant to its users. The topic sites on the About.com platform are supported by independent, freelance subject-matter experts, or Guides, who create and publish original content across a variety of subject matters. At the end of 2011, About.com had more than 900 topic sites supported by independent Guides across more than 115,000 topics, in over 3 million articles. The About.com platform has expanded its reach by delivering content across other digital platforms, including mobile applications and social networking sites, launching a Spanish-language channel in 2011 and increasing the number of how-to and do-it-yourself videos across its 24 channels with more than 10,000 videos at the end of 2011. According to comScore Media Metrix, in December 2011 About.com had approximately 60 million unique visitors in the United States and 108 million unique visitors worldwide.
ConsumerSearch.com analyzes expert and user-generated consumer product reviews and recommends the best products to purchase based on the findings.
CalorieCount.com is an online resource that offers weight management tools, nutritional information and social support that is personally relevant to its users. In February 2011, we sold UCompareHealthCare.com, which provides dynamic internet-based interactive tools that enable users to measure the quality of certain healthcare services.
Basis of Presentation
These consolidated financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of The New York Times Company. The consolidated financial statements reflect the historical financial position, results of operations and cash flows of The About Group businesses since their respective dates of acquisition by The New York Times Company, and the allocation of overhead and certain expenses associated with centralized support functions of The New York Times Company based on the historical financial statements and accounting records of The New York Times Company and using the historical results of operations and historical bases of the assets and liabilities of The About Group businesses. However, for the purposes of these financial statements, income taxes have been computed for The About Group on an as if stand-alone, separate tax return basis.
All intracompany transactions and balances between and among the Company and its subsidiaries have been eliminated. All intercompany transactions between The About Group and The New York Times Company have been included in these consolidated financial statements and are considered to be effectively settled for cash in the consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statement of cash flows as a financing activity and in the consolidated balance sheet as "Parent company investment."
In the opinion of management, the assumptions underlying the historical consolidated financial statements of The About Group, including the basis on which the expenses have been allocated from The New York Times Company, are reasonable. However, the allocations may not reflect the expenses that we may have incurred as an independent, stand-alone company for the period presented.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intracompany transactions and balances between and among the Company and its subsidiaries have been eliminated.

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fiscal Year
Our fiscal year end is the last Sunday in December. Our fiscal year ended as of December 25, 2011. Fiscal year 2011 is comprised of 52 weeks.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounts Receivable
Credit is extended to our advertisers based upon an evaluation of the customer's financial condition, and collateral is not required from such customers. Allowance for estimated credit losses is generally established based on historical experience. The Company writes off accounts receivable when they become uncollectible.
Property and Equipment
Property and equipment, including significant improvements, are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

Asset Category	Estimated Useful Lives
Equipment and furniture	3 to 6 Years
Leasehold improvements	2 to 6 Years
Capitalized Software
The Company capitalizes certain internal use software costs including compensation and benefit costs for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The estimated useful life of capitalized internal use software is 3 years. The net book value of capitalized internal use software amounted to $8.7 million as of December 25, 2011 and is included in "Miscellaneous assets" in the accompanying consolidated balance sheet. Amortization expense related to capitalized internal use software was $2.8 million and is included in "Depreciation and amortization" in the accompanying consolidated statement of operations.
Goodwill and Intangible Assets Acquired
Goodwill is the excess of cost over the fair value of tangible and other intangible net assets acquired. Goodwill is not amortized but tested for impairment annually or in an interim period if certain circumstances indicate a possible impairment may exist. Our annual impairment testing date is the first day of our fiscal fourth quarter.
Other intangible assets acquired consist primarily of trade names of various acquired properties, customer lists and content. Other intangible assets acquired that have indefinite lives (trade names) are not amortized but tested for impairment annually or in an interim period if certain circumstances indicate a possible impairment may exist. Certain other intangible assets acquired (primarily customer lists and content) are amortized over their estimated useful lives and tested for impairment if certain circumstances indicate an impairment may exist.
We test for goodwill impairment at the reporting unit level. Our test is based on our single reporting unit structure. We first perform a qualitative assessment to determine whether it is more likely than not that the fair value of our reporting unit is less than its carrying value. The result of this assessment will determine whether it is necessary to perform the goodwill impairment two-step test.
If we determine that it is more likely than not that the fair value of our reporting unit is less than its carrying value, in the first step, we compare the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is calculated by a combination of a discounted cash flow model and a market approach model. In calculating fair value for the reporting unit, we generally weigh the results of the discounted cash flow model more heavily than the market approach because the discounted cash flow model is specific to our business and long-term projections. If the fair value exceeds the carrying amount,

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. In the second step, we compare the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill.
The discounted cash flow analysis requires us to make various judgments, estimates and assumptions, many of which are interdependent, about future revenues, operating margins, growth rates, capital expenditures, working capital and discount rates. The starting point for the assumptions used in our discounted cash flow analysis is the annual long-range financial forecast. The annual planning process that we undertake to prepare the long-range financial forecast takes into consideration a multitude of factors, including historical growth rates and operating performance, related industry trends, macroeconomic conditions, and marketplace data, among others. Assumptions are also made for perpetual growth rates for periods beyond the long-range financial forecast period. Our estimates of fair value are sensitive to changes in all of these variables, certain of which relate to broader macroeconomic conditions outside our control.
The market approach analysis includes applying a multiple, based on comparable market transactions, to certain operating metrics of the reporting unit.
Intangible assets that are not amortized (trade names) are tested for impairment at the asset level by comparing the fair value of the asset with its carrying amount. Fair value is calculated as the discounted cash flows utilizing the relief-from-royalty method. This method is based on applying a royalty rate, which would be obtained through a lease, to the cash flows derived from the asset being tested. The royalty rate is derived from market data. If the fair value exceeds the carrying amount, the asset is not considered impaired. If the carrying amount exceeds the fair value, an impairment loss would be recognized in an amount equal to the excess of the carrying amount of the asset over the fair value of the asset.
All other long-lived assets (intangible assets that are amortized, such as content and customer lists) are tested for impairment at the asset group level associated with the lowest level of cash flows. An impairment exists if the carrying value of the asset (1) is not recoverable (the carrying value of the asset is greater than the sum of undiscounted cash flows) and (2) is greater than its fair value.
The significant estimates and assumptions used by management in assessing the recoverability of goodwill, other intangible assets acquired and other long-lived assets are estimated future cash flows, discount rates, growth rates, as well as other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates, based on reasonable and supportable assumptions and projections, require management's subjective judgment. Depending on the assumptions and estimates used, the estimated results of the impairment tests can vary within a range of outcomes.
In addition to annual testing, management uses certain indicators to evaluate whether the carrying values of its long-lived assets may not be recoverable and an interim impairment test may be required. These indicators include (1) current-period operating or cash flow declines consolidated with a history of operating or cash flow declines or a projection/forecast that demonstrates continuing declines in the cash flow or the inability to improve our operations to forecasted levels and (2) a significant adverse change in the business climate, whether structural or technological.
Management has applied what it believes to be the most appropriate valuation methodology for its impairment testing. See Note 3.
Revenue Recognition
Advertising revenues are recognized each time a user clicks on ads or each time an ad is viewed by a user.
The About Group generates revenues through cost-per-click advertising (sponsored links for which the Company is paid when a user clicks on the ad), display advertising and e-commerce (including sales lead generation). Almost all of our revenues (95% in 2011) are derived from the sale of cost-per-click advertising and display advertising. Cost-per-click advertising, which in 2011 represented 56% of the Company's total advertising revenues, is principally derived from an arrangement with Google under which third-party advertising is placed on the Company's Web sites. For the fiscal year ended December 25, 2011, revenue earned from Google for cost-per-click and display advertising was $66.4 million. Accounts receivable related to revenue earned from Google totaled $4.4 million at December 25, 2011.

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other revenues (which include e-commerce) are recognized when the related service has been delivered.
Income Taxes
We account for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. We record interest, net of any applicable related income tax benefit, on potential tax contingencies as a component of income tax expense.
We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. Actual results could differ from these estimates.
NOTE 3—IMPAIRMENT OF ASSETS
Our 2011 annual impairment test, which was completed in the fourth quarter, resulted in a non-cash impairment charge of $3.1 million relating to the write-down of an intangible asset at ConsumerSearch, Inc. This impairment charge reduced the carrying value of the ConsumerSearch trade name to $2.9 million. The fair value of the trade name was calculated using a relief-from-royalty method. The impairment was driven by lower cost-per-click advertising revenues.
There were no additional impairment charges in connection with our 2011 annual impairment test. However, the Company's estimated fair value was 18% greater than its carrying value in our 2011 impairment test compared with 60% in our 2010 impairment test, a significant decline during 2011. We had $367.3 million of goodwill as of December 25, 2011.
In determining the fair value, we made significant judgments and estimates regarding the expected recovery of display and cost-per-click advertising. The effect of these assumptions on projected long-term revenues, along with investments to grow content and traffic, play a significant role in calculating the fair value. We believe if the long-term projected cash flows of the Company are not met a goodwill impairment charge could be reasonably likely.
NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS ACQUIRED
Goodwill
The changes in the carrying amount of goodwill in 2011 were as follows:

Amount
(In thousands)
Balance as of December 26, 2010	$369,978
Goodwill disposed of during year	(2,702)
Balance as of December 25, 2011
Goodwill	367,276
Accumulated impairment losses	—
Balance as of December 25, 2011	$367,276
Goodwill disposed of during 2011 was related to the sale of UCompareHealthCare.com.

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Intangible Assets Acquired
Other intangible assets acquired were as follows:

	December 25, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Useful Life (Years)
	(In thousands, except years)
Amortized other intangible assets:
Customer lists	$34,197	$(30,296)	$3,901	5.8
Content	21,384	(18,133)	3,251	7.8
Other	10,799	(10,508)	291	5.6
Total	$66,380	$(58,937)	7,443	6.4
Unamortized other intangible assets:
Trade names			9,767
Total other intangible assets acquired			$17,210
Amortization expense related to other intangible assets acquired that are subject to amortization was $6.6 million and is included in "Depreciation and amortization" in the accompanying consolidated statement of operations.
Amortization expense for the next five years related to these intangible assets is expected to be as follows:

Year	Amount
(In thousands)
2012	$4,696
2013	1,521
2014	560
2015	328
2016	251
Thereafter	87
Total	$7,443
NOTE 5—FAIR VALUE MEASUREMENTS
Fair value is the price that would be received upon the sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The transaction would be in the principal or most advantageous market for the asset or liability, based on assumptions that a market participant would use in pricing the asset or liability.
The fair value hierarchy consists of three levels:
Level 1—quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;
Level 2—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
Level 3—unobservable inputs for the asset or liability.

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets Measured and Recorded at Fair Value on a Non-Recurring Basis
Our non-financial assets, such as goodwill, other intangible assets and property and equipment are only recorded at fair value if an impairment charge is recognized. The following table presents non-financial assets that were measured and recorded at fair value on a non-recurring basis and the total impairment losses recorded during 2011 on those assets:

		Fair Value Measured and Recorded Using
	Net Carrying Value as of December 25, 2011				Impairment Losses December 25, 2011
		Level 1	Level 2	Level 3
		(In thousands)
Other intangible asset	$2,864	$—	$—	$2,864	$3,116
We recorded an impairment charge during 2011 related to the write-down of the ConsumerSearch.com trade name to its fair value. We classified all these measurements as Level 3, as we used unobservable inputs within the valuation methodologies that were significant to the fair value measurements, and the valuation required management judgment due to the absence of quoted market prices. See Note 3 for information regarding the valuation techniques utilized to determine fair value.
NOTE 6—INCOME TAXES
The About Group is a member of The New York Times Company's consolidated federal and state tax returns. Current and deferred tax expense has been computed for The About Group on a separate tax return basis. The About Group's payments to The New York Times Company related to its share of The New York Times Company's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.
Reconciliations between the effective tax rate on income before income taxes and the federal statutory rate are presented below.

	December 25, 2011
	Amount	% of Pre-tax
	(In thousands)
Tax at federal statutory rate	$14,082	35.0%
State and local taxes, net	604	1.5%
Other, net	101	0.3%
Income tax expense	$14,787	36.8%
The components of income tax expense as shown in our consolidated statement of operations were as follows:

December 25, 2011
(In thousands)
Current tax expense
Federal	$7,844
State and local	1,051
Total current tax expense	8,895
Deferred tax expense/(benefit)
Federal	5,969
State and local	(77)
Total deferred tax expense	5,892
Income tax expense	$14,787

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of the net deferred tax assets and liabilities recognized in our consolidated balance sheet are as follows:

December 25, 2011
(In thousands)
Deferred tax assets
Accruals for employee compensation and benefits	$761
Accounts receivable allowances	50
Other	102
Gross deferred tax assets	913
Deferred tax liabilities
Property and equipment	(191)
Intangible assets	(48,507)
Other	(172)
Gross deferred tax liabilities	(48,870)
Net deferred tax liability	$(47,957)
Amounts recognized in the consolidated balance sheet
Deferred tax asset—current (included in "Other current assets")	$242
Deferred tax liability—long-term	(48,199)
Net deferred tax liability	$(47,957)
By virtue of previously filed separate company and consolidated tax returns with The New York Times Company, The About Group is routinely under audit by federal, state, and local authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by The About Group are recorded in the period they become known. The Internal Revenue Service ("IRS") is currently examining The New York Times Company consolidated tax return for the year ended December 25, 2011, which includes the operations of The About Group.
NOTE 7—COMMITMENTS AND CONTINGENCIES
Operating Leases
Operating lease commitments are for office space and equipment. Certain office space leases provide for rent adjustments relating to changes in real estate taxes and other operating costs.
Rental expense amounted to approximately $1.4 million in 2011. The approximate minimum rental commitments under noncancelable leases, net of subleases, as of December 25, 2011 were as follows:

Amount
(In thousands)
2012	$1,489
2013	127
Total minimum lease payments	1,616
Less: noncancelable subleases	(190)
Total minimum lease payments, net of noncancelable subleases	$1,426

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other
There are various legal actions that have arisen in the ordinary course of business and are pending against us. Although, it is the opinion of management after reviewing these actions with our legal counsel that resolving claims against us will not have a material impact on the liquidity, results of operations, or financial position of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.
NOTE 8—RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT
These consolidated financial statements reflect allocated expenses associated with The New York Times Company overhead and centralized support functions. These expenses generally include compensation and benefit costs, as well as other general overhead costs related to the support functions. Allocations are based on a number of utilization measures, including headcount and proportionate effort. The About Group recorded allocated costs of $3.0 million for the fiscal year ended December 25, 2011, of which $2.9 million is included in "Selling, general and administrative costs" and $0.1 million is included in "Depreciation and amortization" in the accompanying consolidated statement of operations.
Net transfers to the Parent company are included within the Parent company investment. The components of the net transfers to the Parent company for the fiscal year ended December 25, 2011 are as follows:

Amount
(In thousands)
Cash transfers from The About Group	$(113,137)
Funding by the Parent company for expenses	59,916
Corporate allocations, including current income tax provision	11,910
Other	(939)
Net decrease in the Parent company investment	$(42,250)
NOTE 9—BENEFIT PLANS
During the fiscal year ended December 25, 2011, The About Group participated in a retirement savings plan sponsored by The New York Times Company (the "Plan"). Under the Plan, participating employees may contribute up to 75% of their eligible earnings to the Plan as pre-tax, after-tax or Roth contributions, subject to the statutory limits. The New York Times Company provides a matching contribution on the first 6% contributed by a participant equal to 5% of the participant's eligible earnings. This matching contribution is allocated in both cash and The New York Times Company stock. The stock portion of the matching contribution is initially allocated to The New York Times Company Stock Fund and participants are able to keep their contributions invested in The New York Times Company Stock Fund, or at any time, transfer its value into any of the other investment options under the Plan. The Plan permits participants to be able to direct that up to 10% of their future contributions shall be invested in The New York Times Company Stock Fund, or to transfer up to 10% of their existing account balance into The New York Times Company Stock Fund. In addition, The New York Times Company makes a cash contribution equal to 3% of a participant's eligible earnings to all participants meeting certain eligibility requirements. Total employer contributions were $1.1 million.
NOTE 10—SUBSEQUENT EVENTS
In preparing these consolidated financial statements, management evaluated subsequent events through December 4, 2012 on which date the consolidated financial statements were available for issuance.
On September 24, 2012, The New York Times Company completed the sale of The About Group to IAC pursuant to a stock purchase agreement dated as of August 26, 2012. As consideration for the acquisition of the equity of The About Group IAC paid to The New York Times Company $300 million in cash, plus an amount equal to the estimated net working capital of $16.3 million at closing.
Due to certain impairment indicators, the Company performed an interim impairment test as of June 24, 2012 that resulted in a $194.7 million non-cash charge in the second quarter of 2012 for the impairment of goodwill. While we saw

ABOUT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

improvements in total advertising trends in the second quarter of 2012 compared with first-quarter 2012 levels, our expectations for future operating results and cash flows in the long-term were lower than our previous estimates primarily driven by a reassessment of the sustainability of our estimated long-term growth rate for display advertising. The reduction in our estimated long-term growth rate resulted in the carrying value of the net assets being greater than their fair value, and therefore a write-down of goodwill to its fair value was required.